Exhibit 10.2

ANNUAL AWARD AGREEMENT

Vistaprint N.V.

Award Agreement For Fiscal Year [20XX]

under the

Vistaprint N.V. Performance Incentive Plan For Covered Employees

Participant:

Vistaprint N.V. (the “Company”) hereby agrees to award to the participant named above (the “Participant”) on the date set forth below (the “Vesting Date”) a cash amount determined pursuant to the formula set forth below (the “Cash Payment Amount”).

By your acceptance of this Award Agreement, you agree that the Cash Payment Amount will be awarded under and governed by the terms and conditions of the Vistaprint N.V. Performance Incentive Plan, as amended from time to time (the “Plan”) and by the terms and conditions of the Vistaprint N.V. Performance Incentive Award Agreement – Terms and Conditions (“Terms and Conditions”), which is attached hereto (this Award Agreement and the Terms and Conditions are together referred to as the “Agreement”). If the conditions described in this Agreement are satisfied, the Cash Payment Amount will be paid under the Plan on the applicable Payment Date (as defined in the Terms and Conditions).

For purposes of this Agreement, the performance period shall last for one fiscal year of the Company (the “Performance Period”) and shall end on the Vesting Date set forth below. Except as otherwise provided in the Plan and the Terms and Conditions, the Compensation Committee of the Supervisory Board of the Company (the “Compensation Committee”) must certify in writing that the performance criteria set forth below have been satisfied for the Performance Period.

Base Amount, EPS Target and Revenue Target

As more fully described below and in the Terms and Conditions, the Cash Payment Amount paid on the Payment Date shall be determined based on the base amount indicated below (the “Base Amount”) and the extent to which the Company achieves the earnings per share target (“EPS Target”) and revenue target (“Revenue Target”) indicated below.

Base Amount for the Performance Period: $

Targets:

Vesting Date	EPS Target	Revenue Target
June 30, 2010

Calculation of Cash Payment Amount

Payout Percentage = (0.5 X Revenue Target Percentage^0.5 + 0.5 X EPS Target Percentage^0.5)^19.2

The Cash Payment Amount for the Performance Period shall equal the Base Amount set forth above multiplied by the Payout Percentage (as defined below).

•

If achievement of either the EPS Target or Revenue Target is less than 90% of such Target for the Performance Period, then the Payout Percentage shall be deemed to be equal to 0% and no Cash Payment Amount shall be paid.

•	If achievement of both of the EPS Target and Revenue Target is greater than 90%, the Payout Percentage shall be determined based on the formula set forth above, where:

•	“Revenue Target Percentage” equals the percentage obtained by dividing

(i)	the “Constant Currency Revenue”, defined below, achieved by the Company during the Performance Period, by

(ii)	the Revenue Target.

•

Constant Currency Revenue will be calculated by adjusting the revenue achieved in accordance with United States generally accepted accounting principles (“US GAAP”) to use the currency exchange rates set forth in the Company’s budget for the Performance Period, so long as the Company’s Supervisory Board approves such budget before the 90th day of the Performance Period. If the Supervisory Board fails to approve the budget for the Performance Period before the 90th day, then the Company shall use the currency exchange rates set forth in the Company’s budget for the fiscal year immediately preceding the Performance Period In each case, the Compensation Committee must certify the adjusted revenue so calculated.

•	“EPS Target Percentage” equals the percentage obtained by dividing

(i)	the earnings per share determined in accordance with US GAAP achieved by the Company during the Performance Period, by

(ii)	the EPS Target.

•	For avoidance of doubt, EPS calculations shall be inclusive (net of) the expense associated with any and all employee compensation or bonus plans, including those made pursuant to the Plan.

•	Notwithstanding anything herein to the contrary, in no event shall the Payout Percentage exceed 250%.

Example (the following is an example only and does not reflect actual targets or awards)

The following chart sets forth example Payout Percentages that would result from the formula set forth above based on various combinations of Revenue Target Percentages and EPS Target Percentages. The table shows only a subset of possible combinations: actual target percentages are to be calculated directly using the methodology described above.

Revenue Target Percentage

		90%	95%	100%	105%	110%	115%	120%
	90%	36%	47%	61%	77%	98%	122%	152%
	95%	47%	61%	78%	99%	125%	156%	194%
EPS Target Percentage	100%	61%	78%	100%	127%	159%	198%	245%
	105%	77%	99%	127%	160%	200%	248%	250%
	110%	98%	125%	159%	200%	250%	250%	250%
	115%	122%	156%	198%	248%	250%	250%	250%
	120%	152%	194%	245%	250%	250%	250%	250%

For example, if for the Performance Period ending June 30, 2010 the Base Amount, EPS Target and Revenue Target were as follows:

Example Base Amount	Example EPS Target	Example Revenue Target
$50,000	$2.00	$50,000,000

and the Company’s adjusted earnings per share as certified by the Compensation Committee for such Performance Period were $2.10 and the Company’s adjusted revenue as certified by the Compensation Committee for such Performance Period was $45,000,000, then the Payout Percentage would be 77% and the Cash Payout Amount would be $38,500, determined as follows: “EPS Target Percentage” is equal to 105% (the amount obtained by dividing the $2.10 adjusted earnings per share as certified by the Compensation Committee by the $2.00 EPS Target) and “Revenue Target Percentage” is equal to 90% (the amount obtained by dividing the $45,000,000 adjusted revenue as certified by the Compensation Committee by the $50,000,000 Revenue Target), resulting in the following calculations:

Payout Percentage	= (0.5 X 90%^0.5 + 0.5 X 105%^0.5)^19.2
Payout Percentage	= 77%
Cash Payment Amount	= Base Amount × Payout Percentage
Cash Payment Amount	= $50,000 × 77%
Cash Payment Amount	= $38,500

Accepted and Agreed:	Vistaprint N.V.

By:
Name:
Title

Vistaprint N.V.

Award Agreement For Fiscal Year [20XX]

under the

Vistaprint N.V. Performance Incentive Plan For Covered Employees

Terms and Conditions

1. Award. If all the conditions set forth in this Agreement are satisfied, on the Payment Date (as defined below), a Cash Payment Amount will be made under the Plan to the Participant named in the accompanying Award Agreement. Except as provided in Section 3 below or Articles VI and XI of the Plan, (i) no Cash Payment Amount shall be made until the Payment Date, and (ii) the Participant shall have no rights to any Cash Payment Amount until the Vesting Date. Except where the context otherwise requires, the term “the Company” shall include any Related Company. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Award Agreement or the Plan.

2. Conditions for the Award. Except as provided in Section 3 below or Articles VI and XI of the Plan, a Cash Payment Amount shall be paid only if:

(a) The Participant is, and has continuously been, an employee of the Company beginning with the date of this Agreement and continuing through the Vesting Date; and

(b) The performance criteria set forth in the accompanying Award Agreement are satisfied during the Performance Period. The Compensation Committee must determine and certify in writing at the end of the Performance Period the extent, if any, to which the performance criteria have been achieved. In making its determination, the Compensation Committee shall adjust the performance criteria to take into account proportionate reductions in earnings per share and revenue, as compared to earnings per share and revenue budgeted for the Performance Period, that the Compensation Committee reasonably determines to have resulted from any acquisitions or dispositions of businesses by the Company.

(c) The Cash Payment Amount shall be paid only in the amount determined pursuant to the formula provided under the heading “Calculation of Cash Payment Amount” in the Award Agreement. If achievement of either the EPS Target or Revenue Target is below 90% for the Performance Period, no Cash Payment Amount shall be paid for such period.

3. Employment Events Affecting Payment of Award.

(a) If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the end of the Performance Period, then the Participant or his estate will nevertheless be eligible to receive on the Payment Date the pro rata share of the Cash Payment Amount based on the number of months of participation during any portion of the Performance Period in which the death or disability occurs.

(b) If the Participant is terminated other than by reason of death or disability, then except to the extent specifically provided to the contrary in any other agreement between the Participant and the Company, no Cash Payment Amount will be paid and this Agreement will be of no further force or effect unless the performance criteria set forth in the accompanying Award Agreement are satisfied and the Compensation Committee determines, in its sole discretion, that the Cash Payment Amount is merited.

(c) If, at any time after the Vesting Date but before the Payment Date, (i) the Participant’s relationship with the Company is terminated by the Company for Cause (as defined below) or (ii) the Participant’s conduct after termination of the employment relationship violates the terms of any non-competition, non-solicitation or confidentiality provision contained in any employment, consulting, advisory, proprietary information, non-competition, non-solicitation or other similar agreement between the Participant and the Company, then, without limiting any other remedy available to the Company, all right, title and interest in and to the Cash Payment Amount shall be forfeited and revert to the Company as of the date of such determination and the Company shall be entitled to recover from the Participant the Cash Payment Amount.

(d) “Cause,” as determined by the Company (which determination shall be conclusive), means:

(1) the Participant’s willful and continued failure to substantially perform his or her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or, if applicable, any failure after the Participant gives notice of termination for Good Reason, as defined in an agreement between the Participant and the Company), which failure is not cured within 30 days after a written demand for substantial performance is received by the Participant from the Supervisory Board which specifically identifies the manner in which the Board believes the Participant has not substantially performed the Participant’s duties; or

(2) the Participant’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 3(d), no act or failure to act by the Participant shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company.

4. Change in Control. Upon a Change in Control, the performance criteria set forth in the accompanying Award Agreement for the EPS Target and Revenue Target shall be deemed satisfied for the Performance Period in which the Change in Control occurs, and in lieu of the amounts to be determined pursuant to the formula under the heading “Calculation of Cash Payment Amount” in the Award Agreement, the Participant shall be entitled to receive instead a Cash Payment Amount equal to 100% of the Base Amount, pro-rated through the date of the Change in Control, for the Performance Period in which the Change in Control occurs, which amount shall be payable as soon as practicable following the Change in Control, but no later than two and one-half months following the Change in Control.

5. No Special Employment or Similar Rights. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment or other relationship of the Participant with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under the Plan or this Agreement.

6. Withholding Taxes. The Company’s obligation to pay the Cash Payment Amount shall be subject to the Participant’s satisfaction of all applicable income, employment, social charge and other tax withholding requirements under all applicable rules and regulations.

7. Transferability. This Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) (collectively, a “transfer”) by the Participant, except that this Agreement may be transferred (i) by the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, or (iii) with the prior consent of the Compensation Committee, to or for the benefit of any immediate family member, family trust, family partnership or family limited liability company established solely for the benefit of the Participant and/or an immediate family member of the Participant.

8. Miscellaneous.

(a) Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant, unless the Compensation Committee determines that the amendment or modification, taking into account any related action, would not materially and adversely affect the Participant.

(b) All notices under this Agreement shall be mailed or delivered by hand to the Company at its main office, Attn: Secretary, and to the Participant at his or her last known address on the employment records of the Company or at such other address as may be designated in writing by either of the parties to one another.

(c) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, USA.